April 2, 2009

Paul Schulte Chairman and Chief Executive Officer Supertel Hospitality, Inc. 309 North 5th Street Norfolk, Nebraska 68701

Dear Paul:

This letter will set out the agreement we have reached with respect to your retirement. Through April 14, 2009, you will continue as Chief Executive Officer of Supertel Hospitality, Inc., and thereafter until your retirement on December 31, 2009 you will be employed as an officer of the company. You will continue to receive your regular current base salary until December 31, 2009, paid in accordance with the customary payroll practice, subject to applicable withholding obligations. In your capacity as an officer of Supertel you will perform such duties as are reasonable assigned to you by the Board of Directors with respect to the management transition.

Your Employment Agreement, dated as of September 1, 2005, between Supertel and you is no longer of any force or effect and no payments shall be paid to you pursuant to that agreement, provided however, if Supertel terminates your employment without cause (as “cause” is defined in Section 6(b)(i) therein) prior to December 31, 2009, Supertel shall pay your current monthly base salary, subject to any applicable withholding obligations through December 31, 2009.

If the forgoing is acceptable to you, please sign and date below and return a signed copy to me.

Supertel Hospitality

/s/ Loren Steele
LOREN STEELE, Chairman Compensation Committee

Accepted and agreed to this 2nd day of April, 2009.

/s/ Paul J. Schulte
Paul J. Schulte